Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT NO. 1 TO
CONSULTING AGREEMENT

THIS AMENDMENT NO. 1 TO CONSULTING AGREEMENT (this “Amendment”),

effective as of August 19, 2021, by and among VELA Investment Management, LLC, a Delaware limited liability company (the “Adviser”), VELA Funds, a Delaware statutory trust (the “Trust”), and Northern Lights Compliance Services, LLC, a Nebraska limited liability company (“NLCS”).

WHEREAS, the Adviser, the Trust and NLCS are parties to that certain Consulting Agreement effective September 22, 2020, by and among the Adviser, the Trust and NLCS (the “Consulting Agreement”).

WHEREAS, the parties desire to amend the Consulting Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Section 1 to the Consulting Agreement hereby is amended by inserting the following paragraph F immediately after paragraph E under the heading Phase III – Ongoing Monitoring and Board Reporting:

F.	NLCS will also supply the Trust with an Anti-Money Laundering Officer (“AMLO”) who shall perform the Anti-Money Laundering Officer Services as described on the attached Schedule C.

(b)	Section 6 to the Consulting Agreement hereby is deleted in its entirety and replaced with the following:

6. INDEPENDENT CONTRACTOR

NLCS shall act as an independent contractor and not as an agent of the Trust. NLCS shall make no representation as an agent of the Trust, except that the Chief Compliance Officer and AMLO shall each act as an appointed officer of the Trust and each shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Trust.

NLCS does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of NLCS are experts, and as such will make every reasonable effort to provide the services described in this Agreement. However, there is no guarantee that work performed by NLCS will be favorably received by any regulatory agency.

Though NLCS’s work may involve analysis of accounting and financial records, at no time will work performed by NLCS be deemed to be an audit of the Trust in accordance with generally accepted auditing standards or otherwise, nor will any work performed by NLCS consist of a review of the internal controls of the Trust.

Except to the extent necessary to perform NLCS’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict NLCS’s right, or the right of any of NLCS’s managers, officers or employees who also may be a director, trustee, officer or employee of the Trust or a Fund (including, without limitation, the Chief Compliance Officer and AMLO), or who are otherwise affiliated persons of the Trust or a Fund, to engage in any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, company, firm, trust, association or individual.

(c)	Section 9A to the Consulting Agreement hereby is deleted in its entirety and replaced with the following:

A.	Indemnification of NLCS. Each of the Adviser and the Trust shall agree to indemnify and hold NLCS and each of its managers, directors, officers, employees, agents and any person who controls NLCS within the meaning of Section 15 of the Securities Act harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to: (i) the Adviser’s or the Trust’s breach of any obligation, representation, warranty, term or condition of this Agreement, (ii) the Adviser’s or the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Adviser’s or the Trust’s performance under or in connection with this Agreement, (iii) any untrue statement, or alleged untrue statement, of a material fact or any omission, or alleged omission, to state a material fact required to be stated, in any registration statement or prospectus of any Fund, or (iv) all reasonable actions taken by NLCS hereunder in good faith without gross negligence, willful misconduct or reckless disregard of its duties. Each of the Adviser and the Trust agrees to cover NLCS legal fees as they are incurred in accordance with its indemnification obligations hereunder. NLCS shall not be liable for, and shall be entitled to rely upon, and may act upon information, records and reports generated by the Adviser, the Trust, advice of the Trust, or of counsel for the Trust and upon statements of the Trust’s independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice; provided that such action is not, to the knowledge of NLCS, in violation of applicable federal or state laws or regulations, and, provided further, that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties. Each of the Adviser and the Trust shall hold NLCS harmless in regard to any liability incurred by reason of the inaccuracy of such information provided by the Adviser, the Trust any Fund or their Service Providers or for any action reasonably taken or omitted in good faith reliance on such information.

Additionally, and without limiting the Adviser’s and the Trust’s indemnification obligations under this Section 9(A), to the extent that the Chief Compliance Officer or AMLO incur any liability in connection with the performance of their duties under this Agreement, they shall be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein and the deductibles applicable to such policy shall be paid by the Trust.

(d)	Section 10A to the Consulting Agreement hereby is deleted in its entirety and replaced with the following:

A.	The Trust shall maintain insurance coverage for the Trust, including a fidelity bond as required by Rule 17g-1 under the Investment Company Act, and commercially reasonable errors and omissions, directors and officers and professional liability insurance. Promptly following execution of this Agreement, the Chief Compliance Officer and AMLO shall be named as insured persons under all such policies and bonds as officers of the Trust, such coverage to be effective from the later of the Effective Date of this Agreement or their respective appointments as officers of the Trust. Additionally, the Trust shall cause the Chief Compliance Officer and AMLO to be covered by each Fund’s directors and officers liability insurance policy and use reasonable efforts to ensure that such coverage be (i) reinstated should the policy be cancelled; (ii) continued after the Chief Compliance Officer and AMLO (respectively) cease to serve as officers of the Trust on substantially the same terms as coverage is provided for all other officers after such persons are no longer officers; and (iii) continued in the event the Trust merges or terminates, on substantially the same terms as coverage is provided for all other officers (and for a period of no less than six years). The Trust shall furnish details of such coverage to NLCS upon its request, including a copy of the policy, the identity of the carrier, coverage levels and deductible amounts. The Trust will notify NLCS of any modification, reduction or cancellation of such coverage or of any material claims made against such coverage. The Trust shall cause the Chief Compliance Officer and the AMLO to be named as officers in the Trust’s corporate/trust resolutions such that the Chief Compliance Officer and AMLO are each subject to the provisions of the Trust’s declaration of trust and bylaws (collectively, as amended from time to time, “Organizational Documents”) regarding indemnification of its officers.

(e)	Schedule A hereby is deleted in its entirety and replaced with Schedule A attached hereto, as the same may be amended from time to time.

(f)	The Consulting Agreement hereby is amended by inserting Schedule C attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Consulting Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signature Page Follows

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

VELA FUNDS	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By: /s/ Jason Job	By: /s/ Brian Privor
Name: Jason Job	Name: Brian Privor
Title: President	Title: President

VELA INVESTMENT MANAGEMENT, LLC

By: /s/ R H Dillon
Name: R H Dillon
Title: Chief Executive Officer

Schedule A
FEES

This Schedule A is part of the Consulting Agreement (the “Agreement”), dated September 22, 2020 entered into by and among VELA Investment Management, LLC (the “Adviser”), VELA Funds (the “Trust”) and Northern Lights Compliance Services, LLC (“NLCS”). Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

1.	Standard Service Fees:

[REDACTED]

2.	Due Diligence Fee:

[REDACTED]

3.	Additional Service Fees:

[REDACTED]

Schedule A | Page 1

Schedule A
FEES

4.	Anti-Money Laundering Fees:

[REDACTED]

5.	Out-of-Pocket Expenses:

[REDACTED]

6.	Payment Terms:

NLCS will invoice the Adviser or the Trust for all annualized fees owing to NLCS under the terms of the Agreement on a quarterly basis in advance. Invoices for Extraordinary Services and out-of-pocket expenses will be billed on a monthly basis in arrears. Each NLCS invoice shall include the amount due and a brief description of the services rendered. The payment of all fees and the reimbursement of all out of pocket expenses shall be due and payable within thirty (30) days of receipt of an invoice from NLCS (the “Due Date”). Interest may accrue, at the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date.

Signature Page Follows

Schedule A | Page 2

Schedule A
FEES

IN WITNESS WHEREOF, the parties hereto have executed this Schedule A to the Consulting Agreement effective August 19, 2021.

VELA FUNDS	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By: /s/ Jason Job	By: /s/ Brian Privor
Name: Jason Job	Name: Brian Privor
Title: President	Title: President

VELA INVESTMENT MANAGEMENT, LLC

By: /s/ R H Dillon
Name: R H Dillon
Title: Chief Executive Officer

Schedule A | Page 3

Schedule C
ANTI-MONEY LAUNDERING SERVICES

1) Appointment of Anti-Money Laundering Officer. NLCS will provide the services of a compliance officer, who shall be appointed by the Board as the Anti-Money Laundering Officer (the “AMLO”) for the Trust and each Fund. The AMLO will have overall responsibility for administering and overseeing compliance with the Trust’s anti-money laundering (“AML”) program.

2) AML Compliance. As part of the AML program, the AMLO shall, among other things:

a)	Assist the Trust in identifying its AML vulnerabilities and identify the risk factors relating to the AML requirements;

b)	Review the adequacy of the Trust’s AML program and the effectiveness of its implementation and, as necessary, make recommendations regarding updating the Trust’s AML program to accommodate changes in regulatory requirements and the Trust’s business;

c)	Provide ongoing AML training for appropriate persons;

d)	Perform testing of certain control procedures, including collecting and organizing relevant data and reviewing reports, investigating exceptions, and making inquiries of Trust personnel and relevant Service Providers;

e)	Arrange for independent testing of the Funds’ AML programs;

f)	Monitor and review AML responsibilities that have been delegated to Service Providers;

g)	Conduct on-site visits of appropriate Service Providers as necessary;

h)	Oversee (to the extent not delegated to Service Providers) suspicious activity reporting (on form SAR-SF);

i)	Assist Trust personnel in responding to Section 314(a) information requests; and

j)	Report to the Board.

Notwithstanding the indemnification provisions of the Agreement, to the extent that the AMLO incurs any liability in connection with the performance of the services set forth in this Schedule C (or any omission with respect thereto), he or she will be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein and all deductibles applicable to such policy shall be covered by the Trust.

Schedule C | Page 1

Schedule C
ANTI-MONEY LAUNDERING SERVICES

3) Representations and Warranties.

a)	Representations and Warranties of NLCS. NLCS represents and warrants that:

i.	It has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the AMLO in the performance of his or her duties and obligations under this Agreement;

ii.	It shall make available a person who is competent and knowledgeable regarding the Federal Securities Laws and is otherwise reasonably qualified to act as an AMLO and who will, in the exercise of his or her duties to the Trust, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Funds;

iii.	It shall compensate the AMLO fairly, subject to the Board’s right under any applicable regulations (e.g., Rule 38a-1 under the Investment Company Act) to approve the designation, termination and level of compensation of the AMLO. In addition, it shall not retaliate against the AMLO should the AMLO inform the Board of a compliance failure or take aggressive action to ensure compliance with the Federal Securities Laws by the Trust or a Service Provider;

iv.	It shall report to the Board promptly if it learns of AMLO malfeasance or in the event the AMLO is terminated as an AMLO, as the case may be, by another investment company or if the AMLO is terminated by NLCS; and

v.	It shall report to the Board if at any time the AMLO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the Investment Company Act.

b)	Representations and Warranties of the Trust. The Trust represents and warrants that:

i.	The AMLO shall be covered by the Trust’s Directors and Officers/Errors and Omissions Policy; and

ii.	The AMLO is a named officer in the Trust’s corporate resolutions and, though not specifically named in the Trust’s Organizational Documents, subject to their provisions regarding indemnification of its officers.

4) Removal of AMLO. The Board retains the right and authority to remove the AMLO designated by NLCS at any time, with or without cause, without payment of any penalty. If the Board dismisses the AMLO, NLCS may present alternative AMLO candidate(s) for Board consideration and approval to continue the services set forth in this Schedule C.

If NLCS wishes to dismiss the AMLO under the terms of NLCS’s arrangement with such person, or if such person resigns from NLCS, NLCS will present its plan of action to the Board

Schedule C | Page 2

Schedule C
ANTI-MONEY LAUNDERING SERVICES

prior to taking such action. Under such circumstances, NLCS may, at the Board’s discretion, offer to present a candidate to the Board that would work through NLCS.

5) Consent to Examination. In connection with the AML program administered by NLCS, NLCS hereby consents to federal regulators’ examination of information and records retained by NLCS to the extent such information and records relate to the AML program and to federal regulators’ inspection of NLCS for purposes of the AML program.

Schedule C | Page 3